Exhibit 10.12
Restricted Stock Unit Award (#) O-PSU25-___
DIAMONDBACK ENERGY, INC.
2021 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD CERTIFICATE
THIS IS TO CERTIFY that Diamondback Energy, Inc., a Delaware corporation (the “Company”), has granted you (“Participant”) performance-based Restricted Stock Units (this “Performance Award”) under the Company’s 2021 Amended and Restated Equity Incentive Plan (the “Plan”), as set forth below. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan.

Name of Participant:	____________________

Target Number of Restricted Stock Units Granted:	___________

Date of Grant:	March 1, 2025

Payment/Settlement Dates:
Fully vested Restricted Stock Units will be settled by the payment of shares of Common Stock within 10 business days after the date on which the Committee has made the certification required under Section 7(b)(iv) of the Plan with respect to the performance goals applicable to such Restricted Stock Units (which in any event will be no later than March 15 of the calendar year following the calendar year in which the Performance Period ends).

Performance Period:	January 1, 2025 through December 31, 2027

Performance Vesting Goals and Schedule:
The actual number of Restricted Stock Units with respect to which Participant will be entitled to receive shares of Common Stock will equal the product of (i) the Target Grant Vesting Percentage, multiplied by (ii) the Target Number of Restricted Stock Units Granted, multiplied by (iii) the Absolute TSR Modifier (as defined in Annex I attached hereto). The Target Grant Vesting Percentage will be determined based on the attainment of (i) Continuous Service through the last day of the Performance Period, and (ii) achieving the Relative Total Stockholder Return Percentile (as defined in Annex I attached hereto) and Company’s Absolute Total Stockholder Return performance goals set forth below:

Diamondback Energy, Inc. Restricted Stock Unit Award Certificate

Relative Total Stockholder Return Percentile	Target Grant Vesting Percentage[1]
Below 25th Percentile of Peer Group	0% of Target
Between 25th Percentile of Peer Group and up to but less than 75th Percentile	Straight line interpolation between 50% and 150% of Target
At or above 75th Percentile of Peer Group	200% of Target
Company’s Absolute Total Stockholder Return	Absolute TSR Modifier
Below 0%	75%
Between 0% to 15%	100%
Above 15%	125%
By your signature and the signature of the Company’s representative below, you and the Company agree to be bound by all of the terms and conditions of the Restricted Stock Unit Award Agreement attached hereto as Annex II, and the Plan (both incorporated herein by this reference as if set forth in full in this document). By executing this Certificate, you hereby irrevocably elect to accept the Restricted Stock Unit rights granted pursuant to this Certificate and the related Restricted Stock Unit Award Agreement and to receive the Restricted Stock Units designated above subject to the terms of the Plan, this Certificate, and the Restricted Stock Unit Award Agreement.
In lieu of receiving documents in paper format, by signing below you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. Electronic delivery may be via an electronic mail system of the Company or by reference to a location on a Company intranet to which you have access. You hereby consent to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agree that your electronic signature is the same as, and shall have the same force and effect as, your manual signature.

1 Target Grant Vesting Percentage is expressed as a percentage of the Target Number of Restricted Stock Units Granted and, after being adjusted by the Absolute TSR Modifier, may result in a settlement that is in excess of the Target Number of Restricted Stock Units Granted, up to a maximum grant equal to 250% of the Target Number of Restricted Stock Units Granted. The Target Grant Vesting Percentage applicable to Restricted Stock Units earned based on Relative Total Stockholder Return Percentile criteria will be interpolated on a straight line basis between 50% and 150% if actual performance is at or above the 25th percentile but less than the 75th percentile.
Diamondback Energy, Inc. Restricted Stock Unit Award Certificate

PARTICIPANT	DIAMONDBACK ENERGY, INC.

_________________________________	By: _____________________________________
[Name]	Travis D. Stice, Chief Executive Officer

Dated: ________ ___, 2025	Dated: ________ ___, 2025
Diamondback Energy, Inc. Restricted Stock Unit Award Certificate

Annex I
Definition of “Relative Total Stockholder Return Percentile”

For purposes of this Performance Award, “Relative Total Stockholder Return Percentile” means for the Performance Period, the Total Stockholder Return (as defined below) of the Company in comparison to the Total Stockholder Return for each of the companies comprising the Peer Group (as defined below). How the Company’s Total Stockholder Return ranks by percentile relative to the Total Stockholder Return of the other Peer Group companies determines whether the Restricted Stock Unit Target Award vests and how many shares of Common Stock are paid out, as set forth in this Performance Award.
The Company’s percentile ranking among the Peer Group Total Stockholder Return is calculated by ranking the Company’s Total Stockholder Return as part of the Total Stockholder Return for the Peer Group as a whole.
“Total Stockholder Return” for the Company and each member of the Peer Group is determined over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the average share price for the five trading days ending with the last day of the Performance Period compared to the average share price for the five trading days ending immediately prior to the beginning of the Performance Period; by (2) the average share price for the five trading days ending immediately prior to the beginning of the Performance Period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Stockholder return is quoted on an annualized basis. This is expressed as a compound annual growth rate percentage calculated as TSR = (Pe – Pb + Dividends)/Pb where:
Pb = average share price for the month of December 2024;
Pe = average share price for the month of December 2027,
Dividends = dividends paid over the Performance Period; and
TSR = Total Stockholder Return.
The Company’s “Peer Group” consists of the following members:
(a)    each of the following companies: APA Corporation (APA); ConocoPhillips Company (COP); Coterra Energy Inc. (CTRA); Devon Energy Corporation (DVN); EOG Resources, Inc. (EOG); Ovintiv Inc. (OVV); Occidental Petroleum (OXY); Permian Resources Corporation (PR);
(b)    the SPDR S&P Oil & Gas Exploration & Production ETF Index (XOP) (weighted twice); and
(c)    the S&P 500 Index (SPX) (weighted once).

Annex I
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

If during the Performance Period a member of the Company’s Peer Group publicly announces it has entered into a definitive agreement with respect to an acquisition transaction and subsequent to the consummation of such transaction such peer ceases to be a publicly traded company, then (subject to the Compensation Committee’s right as Administrator of the Plan to exercise discretion to make any appropriate further adjustments taking into account all relevant information at the time) the Total Stockholder Return for such peer shall be calculated such that “Pe” in the formula above shall equal the closing share price for such peer on the date such peer first publicly announces such transaction (or the date immediately following such date if such transaction is announced after market).

Definition of “Absolute TSR Modifier”
For purposes of this Performance Award, “Absolute TSR Modifier” means the percentage determined for the Performance Period as specified in the schedule set forth above based on the Company’s absolute Total Stockholder Return for the Performance Period.

    Annex I
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

Annex II
DIAMONDBACK ENERGY, INC.
2021 AMENDED AND RESTATED EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (this “Agreement”), is made and entered into on the execution date of the Restricted Stock Unit Award Certificate to which it is attached (the “Certificate”), by and between Diamondback Energy, Inc., a Delaware corporation (the “Company”), and the Participant named in the Certificate (“Participant”).
Pursuant to the Diamondback Energy, Inc. 2021 Amended and Restated Equity Incentive Plan (the “Plan”), the Administrator has authorized the grant to Participant of the number of Restricted Stock Units set forth in the Certificate (the “Award”), upon the terms and subject to the conditions set forth in this Agreement and in the Plan. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan or in the Certificate, as applicable.
NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.    Basis for Award. This Award is made pursuant to Section 7(a) of the Plan for valid consideration provided to the Company by Participant. By Participant’s execution of the Certificate, Participant agrees to accept the Award rights granted pursuant to the Certificate and this Agreement, and to receive the Restricted Stock Units designated in the Certificate subject to the terms of the Plan, the Certificate and this Agreement.
2.    Restricted Stock Units Awarded.
2.1    The Company hereby grants to Participant the target number of Restricted Stock Units set forth in the Certificate. Each Restricted Stock Unit represents a right to receive one share of Common Stock from the Company payable in accordance with Section 5 below and any Dividend Equivalents (as defined below) credited to Participant’s Restricted Stock Unit Account (as defined below) with respect to that share; provided, however, that depending on the level attained with respect to the Performance Vesting Goals and Schedules set forth in the Certificate, the number of shares of Common Stock that may be earned hereunder may range from 0% to 250% of the target number of Restricted Stock Units.
2.2    The Company will, in accordance with the Plan, establish and maintain an account (the “Restricted Stock Unit Account”) for Participant, and will credit such account for the target number of Restricted Stock Units granted to Participant and any Dividend Equivalents as provided in Section 4 below. On any given date, the value of each Restricted Stock Unit will equal the Fair Market Value on such date of one share of Common Stock.

Annex II
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

3.    Vesting.
3.1    The Restricted Stock Units will vest based on the Target Grant Vesting Percentage as adjusted by the Absolute TSR Modifier, in each case, as determined under the Performance Vesting Goals and Schedules set forth in the Certificate. Except as otherwise provided in a severance plan participation agreement between Participant and the Company or an Affiliate (a “Severance Agreement”) or as provided in Sections 3.2, 3.3 or 3.4 below, if Participant ceases Continuous Service for any reason prior to the end of the Performance Period, Participant will immediately forfeit all the unvested Restricted Stock Units and any securities, other property or amounts nominally credited to the Restricted Stock Unit Account, including any Dividend Equivalents credited to the Restricted Stock Unit Account that have not been settled or paid.
3.2    Except as otherwise provided in a Severance Agreement, in the event of a termination of Participant’s Continuous Service (a) by the Company or an Affiliate other than for Cause (and not as a result of Participant’s death or Disability) or (b) Participant’s resignation for Good Reason (as defined for purposes of the Company’s Senior Management Severance Plan), in either case, upon the consummation of or within 24 months after the occurrence of a Change in Control, (an “Acceleration Event”), the Relative Total Stockholder Return Percentile and Absolute TSR Modifier used to determine the number of Restricted Stock Units that will become vested on the Acceleration Event will be determined based on a Performance Period that ends on the last trading day of the month preceding the date the Change in Control is consummated (the “Accelerated Performance Period”). The Total Stockholder Return of each member of the Peer Group will be measured based on the reported closing stock price on the principal exchange on the last day of the Accelerated Performance Period, and the Total Stockholder Return of the Company will be measured on the last day of the Accelerated Performance Period based on the price per share payable to stockholders of the Company in connection with the Change in Control. The number of shares determined based on the Relative Total Stockholder Return Percentile for the Accelerated Performance Period, as adjusted by the Absolute TSR Modifier, including any unpaid Dividend Equivalents credited to the Restricted Stock Unit Account, will vest immediately upon the occurrence of such Acceleration Event.
3.3    Upon a termination of Participant’s Continuous Service as a result of Participant’s death or Disability, the Target Grant Vesting Percentage will be determined at the end of the Performance Period and the Restricted Stock Units, including any unpaid Dividend Equivalents credited to the Restricted Stock Unit Account, will be settled and paid at the same Payment/Settlement Date as if Participant remained in Continuous Service through the end of the Performance Period.
3.4    To the extent that a Severance Agreement provides for acceleration of vesting of any or all unvested Restricted Stock Units on termination of Continuous Service that is more favorable to Participant than the provisions of this Agreement, such provisions are incorporated by reference in this Agreement.
    Annex II
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

4.    Dividend Equivalents. If the Company pays any cash dividend on its outstanding Common Stock for which the record date occurs after the Date of Grant, the Administrator will credit the Restricted Stock Unit Account as of the dividend payment date in an amount equal to the amount of the dividend paid by the Company on a single Share multiplied by the number of Restricted Stock Units under this Agreement that are unvested (based on the Target Number of Restricted Stock Units Granted) as of that record date and such number of Restricted Stock Units that are vested but have not been settled under the payment terms of Section 5 (“Dividend Equivalents”). Except as otherwise provided in Section 3, Dividend Equivalents will vest and be paid to Participant on the dividend payment date if Participant is in Continuous Service or otherwise holds vested but have not been settled Restricted Stock Units on the dividend payment date declared by the Company.
5.    Payment/Settlement. Subject to Participant’s satisfaction of the applicable withholding requirements pursuant to Section 7 hereof, the Company will settle the Award on the Payment/Settlement Date or Dates set forth in the Certificate by issuing to Participant one share of Common Stock for each Restricted Stock Unit payable on such Payment/Settlement Date (and upon such settlement, the Restricted Stock Units will cease to be credited to the Restricted Stock Unit Account). If the Certificate does not specify a Payment/Settlement Date, the applicable Payment/Settlement Date will be the date within 10 business days after the Committee has made the certification required under Section 7(b)(iv) of the Plan with respect to the performance goals applicable to such Restricted Stock Units (which in any event will be no later than March 15 of the calendar year following the calendar year in which the Performance Period ends). If an Acceleration Event occurs, the Payment/Settlement Date will be within 10 business days after the date the Acceleration Event occurs. The Administrator will enter Participant’s name as a stockholder of record with respect to such shares of Common Stock on the books of the Company with respect to the shares of Common Stock issued on the applicable Payment/Settlement Date free of all restrictions hereunder, except for applicable federal and state securities law restrictions. Participant acknowledges and agrees that shares of Common Stock may be issued in electronic form as a book entry with the Company’s transfer agent and that no physical certificates need be issued. Any securities, other property or amounts nominally credited to the Restricted Stock Unit Account other than Restricted Stock Units will be paid in kind or, in the Administrator’s discretion, in cash.
6.    Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock on any Payment/Settlement Date will be subject to the Company’s and Participant’s full compliance, to the satisfaction of the Company and its counsel, with all applicable requirements of federal, state, and foreign securities laws and with all applicable requirements of any securities exchange on which the Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the U.S. Securities and Exchange Commission (“SEC”), any state securities commission, foreign securities regulatory authority, or any securities exchange to effect such compliance.
    Annex II
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

7.    Tax Withholding.
7.1    As a condition to payment under Section 5 hereof, Participant agrees that on or before the Payment/Settlement Date or such other date as required by the Administrator, Participant will pay to the Company any federal, state, or local taxes required by law to be withheld with respect to the Restricted Stock Units for which the restrictions lapse and any related securities, other property or amounts then nominally credited to the Restricted Stock Unit Account.
7.2    Participant will pay the amounts due under this Section 7 to the Company by Stock Withholding, or may be paid at Participant’s election, in cash, or (to the extent any applicable insider trading policy, window or restriction does not prohibit Participant from engaging in a sale transaction) by tendering shares of Common Stock held by Participant to a broker selected by the Company for immediate sale and remittance of proceeds equal to the required withholding amount to the Company, including shares that otherwise would be issued and transferred to Participant as payment on the applicable Payment/Settlement Date, with a Fair Market Value on that Payment/Settlement Date that does not exceed the maximum statutory tax rates in the applicable jurisdictions (subject to Participant’s written request to withhold more than the minimum required tax withholding in the applicable jurisdictions), or a combination of cash and shares of Common Stock. If Participant fails to make such payments, the Company or its Affiliates will, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant any federal, state, or local taxes required by law to be withheld with respect to such payment. Dividend Equivalents credited to the Restricted Stock Unit Account will be subject to withholding at the time of payment.
8.    Not Transferrable. Until Common Stock is issued on the applicable Payment/Settlement Date, the Restricted Stock Units, any related Dividend Equivalents credited to the Restricted Stock Unit Account and any related securities, other property or amounts nominally credited to the Restricted Stock Unit Account may not be sold, transferred, or otherwise disposed of, and may not be pledged or otherwise hypothecated other than by will or by the applicable laws of descent and distribution, provided that the Restricted Stock Units and any related Dividend Equivalents credited to the Restricted Stock Unit Account will remain subject to the terms of the Plan, the Certificate and this Agreement.
9.    No Right to Continued Service. Nothing in this Agreement or in the Plan imposes or may be deemed to impose, by implication or otherwise, any limitation on any right of the Company or any Affiliate to terminate Participant’s Continuous Service at any time.
10.    Participant’s Representations, Warranties and Acknowledgements. Participant represents and warrants to the Company that Participant has received a copy of the Plan, has read and understands the terms of the Plan, the Certificate and this Agreement and agrees to be bound by their terms and conditions. Participant further acknowledges that there may be tax consequences upon the payment of the Restricted Stock Units, payment of any Dividend Equivalents credited to the Restricted Stock Unit Account or disposition of any shares of Common Stock received on a Payment/Settlement Date, and that Participant should consult a
    Annex II
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

tax advisor before such time. Participant agrees to sign such additional documentation as the Company may reasonably require from time to time. Participant acknowledges that he or she is aware that copies of the Plan and the Company’s financial statements and information filed by the Company with the SEC are available upon request to the Company, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or by visiting the SEC Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
11.    No Interest in Company Assets. All amounts nominally credited to Participant’s Restricted Stock Unit Account under this Agreement will continue for all purposes to be part of the general assets of the Company. Participant’s interest in the Restricted Stock Unit Account will make Participant only a general, unsecured creditor of the Company.
12.    No Stockholder Rights before Delivery. Participant will not have any right, title, or interest in, or be entitled to vote or to receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Restricted Stock Units until the Payment/Settlement Dates specified in the Certificate at which such shares of Common Stock are issued pursuant to Section 5 hereof.
13.    Modification. The Agreement may not be amended or otherwise modified except in writing signed by both parties; provided, however, that the Company may unilaterally correct mathematical and typographical errors, and the number of Restricted Stock Units granted hereunder may be amended to reflect the correction of such errors.
14.    Interpretation. Any dispute regarding the interpretation of this Agreement must be submitted by Participant or the Company to the Administrator for review. The resolution of such a dispute by the Administrator will be final and binding on the Company and Participant.
15.    Entire Agreement. The Plan and the Certificate are incorporated herein by reference. This Agreement, the Certificate, and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency or conflict exists between the terms and conditions of this Agreement, the Certificate, and the Plan, the Plan will govern.
16.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will bind and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement is binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors, and assigns.
17.    Clawback. Notwithstanding any provision in this Agreement to the contrary, if required by Listing Standard 5608 adopted by The Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 or by other applicable law or Company policy in effect from time to time, the Award shall be conditioned on repayment or forfeiture in accordance with such applicable laws and/or Company
    Annex II
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

policy. By accepting the Award, Participant consents to any such clawback, repayment or forfeiture condition.
18.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

    Annex II
Diamondback Energy, Inc. Restricted Stock Unit Award Agreement

EXHIBIT A
Diamondback Energy, Inc. 2021 Amended and Restated Equity Incentive Plan